EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

      Employment Agreement, dated as of December 23, 2004, but effective as of November 1, 2004 ("Effective Date"), by and between Richard E. Stierwalt, an individual with an address at 345 Governors Lane, Fairfield, Connecticut 06824 ("Executive"), and Duncan Capital Financial Group, Inc., a Delaware corporation with its principal office located at 830 Third Avenue, New York, New York 10022 (the "Company").

                                    RECITALS

      A. The Company desires to retain Executive as an executive officer and director of the Company during the Term (as defined below).

      B. Executive desires to be employed by the Company during the Term, all upon the terms and conditions set forth herein.

      NOW, THEREFORE, the Company and Executive agree as follows:

1 Engagement; Duties. Subject to the terms and conditions set forth herein, the Company shall employ Executive, and Executive shall serve the Company, as President and Chief Executive Officer during the Term (as defined in Section 2). In such capacity, Executive shall perform duties and be assigned responsibilities that are customary for a person serving in such capacities for an entity engaged in a business similar to that of the Company as may be assigned to him from time to time by the Board of Directors of the Company. During the Term, the Executive shall report to the Board of Directors of the Company. In addition, for so long as he is employed by the Company as President and Chief Executive Officer, Executive shall serve as a member of the Board of Directors of Company. During the Term, Executive shall promote the interests of the Company, shall perform his duties faithfully and diligently, consistent with sound business practices and, subject to the following sentence, shall devote his full business time to the performance of his duties for the Company in accordance with the terms hereof. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may spend up to ten percent (10%) of his business time in connection with business matters relating to New Shorehaven, LLC and New Shorehaven Ltd., which entities are engaged in the business of offshore hedge fund management, provided that, and only for so long as, such duties do not interfere with, or present conflict of interest issues with respect to, Executive's duties to the Company hereunder as determined in good faith by the Board of Directors of the Company.

2 Term. Unless this Agreement is terminated pursuant to Section 5, the term of this Agreement ("Term") shall be for a period of one (1) year from the Effective Date and shall expire on October 31, 2005. This Agreement shall automatically be extended thereafter for subsequent terms of one year each, subject to earlier termination pursuant to Section 5, on the affirmative agreement of the parties to so extend this Agreement not later than ninety (90) days prior to the expiration of the then-current term.

3 Compensation. As consideration for the performance by Executive of Executive's


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obligations under this Agreement, the Company shall pay Executive as follows:

      (A) During the Term, the Company shall pay Executive a base salary at the rate of Two Hundred Fifty Thousand ($250,000.00) Dollars per year ("Base Salary"). The Board of Directors shall review Executive's performance annually, if this Agreement is renewed, and Executive's base salary shall be subject to increase but not decrease on the anniversary of the Effective Date, based on the results of such review. Any such base salary shall not exceed five (5%) of free cash flow (but shall not be less than $250,000.00).

      (B) In addition to the Base Salary, the Company shall pay Executive, if and when earned by Executive, a bonus ("Bonus") based on Executive's performance as determined by performance criteria and objectives established by the Board of Directors or the compensation committee of the Board of Directors, but which bonus shall in no event exceed the Base Salary in effect at the time of the determination of such Bonus. The Board of Directors shall consult with Executive on the creation of applicable performance criteria and objectives. These shall be established within ninety days of the Effective Date and, if the term is renewed, within sixty (60) days of each anniversary date thereof.

      (C) The Base Salary shall be payable in accordance with the Company's normal monthly payroll run. The Bonus, if any, shall be paid within sixty (60) days of the end of each fiscal year. If the Bonus is based upon financial results for the fiscal year and such results are not known within sixty (60) days of the end of the fiscal year, then eighty (80%) of the projected Bonus shall be paid within sixty (60) days of the end of such fiscal year and the balance shall be payable within thirty (30) days of delivery of audited financial statements. The Company shall deduct from the Base Salary and any Bonus any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

      (D) If the Company acquires a subsidiary business that maintains a 401k plan, then at Executive's request and to the extent permitted by applicable law, Company shall cause such subsidiary to allow Executive to participate in such 401k plan and if permitted to waive any vesting period with respect thereto. To the extent required, Company shall cause such subsidiary to employ Executive and to pay five thousand dollars ($5,000) of Executive's Base Salary or such other amount as may be necessary to permit Executive to participate in such plan to obtain the maximum available 401k contribution benefit out of the Base Salary.

4 Reimbursement of Expenses; Fringe Benefits.

      (A) Expenses. The Board of Directors of the Company will authorize an expense budget for Executive commensurate with reasonable business requirements, including reimbursement for reasonable travel and entertainment expenses. During the Term, the Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties on behalf of the Company, provided, however, that such expenses were incurred in the furtherance of the Company's business in accordance with the foregoing budget, and that Executive presents evidence of such expenses as may be required under the policies of the Company as are then in effect.


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      (B) Fringe Benefits. During the Term, Executive shall be entitled to those fringe benefits and perquisites that are provided to other executives of the Company generally, including any health or other insurance, pension and/or retirement plan (including 401k) or welfare plan, as and when such benefit plans are established. The foregoing shall not require the Company to establish any such plan or program solely for Executive's benefit. In addition, the Company shall pay Executive's annual dues at Shorehaven Golf Club commencing in 2007, if Executive is then employed by the Company.

      (C) Directors' and Officers' Liability Insurance. The Company shall use reasonable commercial efforts to procure directors' and officers' insurance in such form and providing such coverage for Executive, in his capacity as President, Chief Executive Officer and a director of the Company, as is customary for similarly situated executives serving in similar capacities, provided only that the costs of such coverage are not substantially greater than those at companies engaged in similar business activities. In the event that such insurance is not procured, Executive shall be entitled to resign from his position as a Director of the Company, and such resignation shall not be deemed to be a breach of this Agreement.

      (D) Vacation. Executive shall be entitled to twenty (20) paid vacation days during each year of the Term at such times as are mutually agreed upon by Executive and Company.

      (E) Company Equity; Warrant; Options. (i) Executive acquired a $200,000 allocation of shares of the Company's common stock in accordance with the terms of that certain subscription agreement between Executive and the Company. (ii) In addition, upon the execution and delivery of this Agreement, the Executive shall be granted a warrant ("Warrant") to purchase 783,000 shares of the Company's common stock, representing 5% of the sum of (i) number of shares of the Company's common stock issued and outstanding on the date hereof (11,740,000) plus (ii) the number of shares of the Company's common stock issuable upon the conversion of the Company's Series A Preferred Stock on the date hereof (3,920,000), at an exercise price per share equal to $0.1667, as adjusted from time to time to reflect stock dividends, stock splits, reorganizations and similar adjustments customarily included in common stock warrants . The Warrant shall be exercisable at any time, and shall vest in twelve equal monthly installments over the term of the Agreement or, if sooner, upon any sale or other disposition of all or substantially all of the Company's assets, or upon a merger, consolidation, reorganization or other similar transaction resulting in a change of control of the Company's business. The exercise price may be payable by Executive in cash or by cashless exercise. If the Executive borrows the exercise price from the Company, the amount borrowed shall be repayable in full at the earlier of the date when the common stock of the Company becomes publicly traded or on the second anniversary of the date of borrowing. If the Executive elects to pay the exercise price by cashless exercise, then the number of shares issuable upon exercise of this Warrant shall be reduced by that number of shares equal to the quotient of the aggregate exercise price divided by the fair market value per share of common stock on the date of exercise. (iii) In addition, and subject to adoption and approval of the Company's stock option plan ("Stock Option Plan") and the terms thereof and the terms of the stock option agreement executed by the parties in connection therewith and pursuant thereto ("Stock Option Agreement"), within one year of the date of execution and delivery of this Agreement, the Executive shall be granted incentive options ("Options") to purchase such number of shares of the Company's common stock that represents 5% of the number of shares of the


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Company's  common stock issued and  outstanding  on the date of issuance,  at an exercise price per share to be determined by the Board of Directors but not to exceed the fair market value per share of common stock as of the date of issuance, as adjusted from time to time in accordance with the provisions of the Stock Option Plan and the Stock Option Agreement under which such Options are issued. The Options shall have a term of seven (7) years from the date of grant. All of such Options shall vest on the first anniversary of the date of grant or, if sooner, upon any sale or other disposition of all or substantially all of the Company's assets, or upon a merger, consolidation, reorganization or other similar transaction resulting in a change of control of the Company's business. Other terms shall be as set forth in the Company's Stock Option Plan and/or related Stock Option Agreement. All unvested Options and any vested but
unexercised  Options  shall  automatically   become  null  and  void  and  shall
automatically terminate upon the termination of Executive's employment hereunder for Cause (as defined below) or upon Executive's voluntary termination of his employment hereunder other than for Good Reason (as defined below). Upon the termination of Executive's employment due to death, Disability (as defined below) or by the Company without Cause, all unvested Options shall automatically become null and void and shall terminate and all vested and unexercised Options shall be exercisable in accordance with the Company's Stock Option Plan and Stock Option Agreement but in any event for a period not less than ninety (90) days following the date of termination of employment. In the event of any conflict between the terms and provisions of this Agreement and those of the Stock Option Agreement, the terms of the Stock Option Agreement shall govern and be controlling. Provided that Executive is then employed by the Company, additional stock options may be granted to Executive at the end of each calendar year of employment based on the success of the Company's business in accordance with criteria established by, and at the sole discretion of, the Board of Directors of the Company.

      (F) Broker-Dealer Registrations. The Company and Executive will cooperate in identifying any required licenses or registrations for the performance of services by Executive at Company's expense. If the Company acquires a broker-dealer registered with the Securities and Exchange Commission, then at Executive's request and to the extent permitted by applicable law, Company shall cause such broker-dealer to hold Executive's registrations as a broker-dealer representative.

      (G) Location. Executive shall have his office located in the metropolitan New York City area, subject to reasonable travel requirements.

5 Termination. The Company may terminate this Agreement upon Executive's death, and may terminate this Agreement at any earlier time at the option of the Company due to Executive's Disability (as defined below) or for Cause (as defined below). Executive may terminate this Agreement for Good Reason (as defined below).

      (A) As used in this Agreement:

            (i) The term "Disability" means the inability of Executive substantially to perform his duties and obligations under this Agreement for sixty (60) consecutive days or sixty (60) days in any one hundred twenty
(120)-day period because of any mental or physical incapacity.


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            (ii) The term "Cause"  means (A) any act by Executive  that damages, in any material respect, the reputation, business or business relationships of the Company, (B) any action by Executive that constitutes a fraud against the Company, (C) the conviction of Executive of a crime (other than a traffic violation), (D) Executive's refusal or failure to perform his duties that continues without cure for a period of thirty (30) days after the notice of such refusal or failure is given by the Company to Executive, or (E) any material breach by Executive of this Agreement or any other agreement between Executive and the Company, or any Affiliate (as defined below) of the Company, that continues without cure for a period of thirty (30) days after notice of such breach is given by the Company to Executive.

            (iii) The term "Good Reason" means (A) any material reduction in the Base Salary or duties and responsibilities of Executive or (B) any material breach by the Company of this Agreement or any other agreement between Executive and the Company, or any Affiliate of the Company, that continues without cure for a period of thirty (30) days after notice of such breach is given by Executive to the Company.

            (iv) The term "Termination Date" shall mean the earlier of the expiration of this Agreement or the effective date of the Company's termination of this Agreement.

      (B) Payments to Executive Upon Termination of This Agreement.

            (i) In the event this Agreement is terminated prior to the expiration of the Term by the Company without Cause, or by Executive for Good Reason, the Company shall pay to Executive the amounts set forth in this Section 5(B)(i): (a) an amount equal to (i) Executive's accrued but unpaid Base Salary through the Termination Date, payable within thirty (30) days of the Termination Date, and (ii) any remaining unpaid Bonus for the prior fiscal year, payable within thirty (30) days of the Termination Date or, if not determined as of that date, then in accordance with Section 3(C) hereof; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date, payable within thirty (30) days of the Termination Date; (c) an amount equal to (i) Executive's Base Salary for the remainder of the Term, payable within thirty (30) days of the Termination Date, and (ii) Executive's Bonus for the period ending on the Termination Date, calculated on a pro rata basis based on the number of days that the Executive was employed by the Company prior to the Termination Date, payable within thirty (30) days of the Company's determination thereof following the end of such fiscal year in accordance with Section 3(C) hereof; and (d) any amounts or benefits due under this Agreement and any benefit plan, or program through the remainder of the Term in accordance with the terms of said plan or program, but without duplication.

            (ii) In the event this Agreement is terminated prior to the expiration of the Term by the Company for Cause or due to Executive's death or Disability, the Company shall pay to Executive the amounts set forth in this
Section 5(B)(ii) within thirty (30) days of the Termination Date: (a) an amount equal to Executive's accrued but unpaid Base Salary prior to the Termination Date; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date; and (c) any amounts or benefits due through the Termination Date under this Agreement and any benefit plan, or program in accordance with the terms of said plan or program, but without duplication.

            (iii) As consideration for the payments under Section 5(B)(i), Executive shall


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execute and  deliver to the Company a release of any and all claims  against the
Company (excluding any claim for such payments) in form and substance reasonably satisfactory to the Company.

6 Non-Disclosure; Non-Competition and Non-Solicitation.

      (A) Non-Disclosure. Executive understands and agrees that the business of the Company is based upon specialized work and Confidential Information (as hereinafter defined). Executive agrees that he shall keep secret all Confidential Information and that he will not, directly or indirectly, use for his own benefit or for the benefit of others nor Disclose (as hereinafter defined), without the prior written consent of the Company, any Confidential Information. At any time upon the Company's request and upon expiration or earlier termination of this Agreement, Executive shall turn over to the Company all books, notes, memoranda, manuals, notebooks, records and other documents made, compiled by, delivered to, or in the possession or control of Executive containing or concerning any Confidential Information, including all copies thereof, in any form or format, including any computer hard disks, wherever located, containing any such information, it being agreed that the same and all information contained therein are at all times the exclusive property of the Company. The provisions of this Section 6(A) shall survive for a period of three
(3) years following the Termination Date.

      As used in this Agreement, the term "Confidential Information" means any information or compilation of information not generally known to the public or the industry, that is proprietary or confidential to the Company, its Affiliates and/or those doing business with the Company and/or its Affiliates, including but not limited to know-how, process, techniques, methods, plans, specifications, trade secrets, patents, copyrights, supplier lists, customer lists, mailing lists, financial information, business plans and/or policies, methods of operation, sales and marketing plans and any other information acquired or developed by Executive in the course of his past, present and future dealings with the Company, which is not readily available to the public. "Confidential Information" shall not include information that Executive can demonstrate was known to him prior to the Effective Date or that was made available to Executive by a third party without obligation of confidentiality.

      As used in this Agreement, the term "Disclose" means to reveal, deliver, divulge, disclose, publish, copy, communicate, show, allow or permit access to, or otherwise make known or available to any third party, any of the Confidential Information.

      (B) Non-Competition; Non-Solicitation. Commencing on the date hereof and ending on the first anniversary of the date of Executive's termination from employment with the Company or any Affiliate thereof, or if Executive is terminated without Cause or resigns for Good Reason, ending on the last day of the period for which Executive receives severance pay under Section 5(B)(i) hereof (in either event, the "Restricted Period"), Executive covenants and agrees that he will not, without the Company's prior written consent, directly or indirectly, either on behalf of himself or on behalf of any business venture, as an employee, consultant, partner, principal, stockholder, officer, director, trustee, agent, or otherwise (other than on behalf of the Company or its Affiliates):


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            (i)  be  employed  by,  engage  or  participate  in  the  ownership, management, operation or control of, or act in any advisory, expert, consulting or other capacity for, any entity or individual that competes with the Company in the areas of pension administration, insurance product sales and pension investment advisory services in the geographical area of New York and New England (provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in such a competing entity, the common equity of which is "publicly held" and of which Executive shall not own or control securities which constitute more than one percent (1%) of the voting rights or equity ownership of such entity);

            (ii) solicit or divert any business or any customer from the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so or attempting to do so;

            (iii) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so; or

            (iv) hire, solicit or divert from the Company or its Affiliates any of their respective employees, consultants or agents who have, at any time during the immediately preceding one (1) year period from the date hereof or the Restricted Period, been engaged by the Company or its Affiliates, nor assist any person, firm, corporation or other entity in doing so.

      As used in this Agreement, the term "Affiliates" shall mean any entity controlling, controlled by or under the common control of the Company. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of fifty (50%) percent or more of the outstanding shares or other voting rights of an entity or possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity.

      (C) Injunctive Relief. If Executive shall breach or threaten to breach any of the provisions of Section 6(A) and/or Section 6(B), in addition to and without limiting any other remedies available to Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court to restrain any such breach or threatened breach and to enforce the provisions of
Section 6(A) and/or Section 6(B), as the case may be. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.

7 Indemnification. The Company shall defend, indemnify and hold harmless Executive in his capacity as an officer and director of the Company to the fullest extent permitted by applicable law against any losses or damages incurred by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been an officer or director of the Company, or because of actions taken by Executive which were believed by Executive to be in the best interests of the Company and not in violation of applicable law, and Executive shall be entitled to be covered by any directors' and officers' liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, who shall be reasonably acceptable to Executive, the defense of Executive in any such action, suit or proceeding for which the Company is providing indemnification to Executive. Should Executive determine to employ separate legal counsel in any such action, suit or


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proceeding,  any costs and expenses of such separate  legal counsel shall be the sole responsibility of Executive. If the Company does not assume the defense of any such action, suit or proceeding, the Company shall, upon the request of Executive, promptly advance or pay any amount for costs or expenses, including the reasonable fees of counsel retained by Executive, incurred by Executive in connection with such action, suit or proceeding; provided that Executive agrees in writing to repay any such amounts advanced if it is ultimately determined by the Company that Executive is not entitled to such indemnification. Executive shall be entitled to indemnification under this clause regardless of any subsequent amendment of the Certificate of Incorporation or By-Laws of the Company.

8 Representation and Warranty of Executive. Executive represents and warrants to Company that the execution and delivery of this Agreement and the performance of Executive's obligations pursuant hereto shall not conflict with or result in a breach of any provisions of any (a) agreement, commitment, undertaking, arrangement or understanding to which Executive is a party or by which Executive is bound; or (b) order, judgment or decree of any court or arbitrator.

9 General Provisions.

      (A) Notices. All notices and other communications under this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, postage prepaid, return receipt requested or generally recognized overnight delivery service. Notices shall be sent to the appropriate party at that party's address set forth above or at such other address for that party as shall be specified by notice given under this Section. All such notices and communications shall be deemed received upon (a) actual receipt by the addressee or (b) actual delivery to the appropriate address. Copies of notices hereunder shall be sent as follows: If to Executive - to: Day Berry & Howard LLP, One Canterbury Green, Stamford, Connecticut 06901, fax no. 203 977 7301, attention: David A. Swerdloff, Esq.; and if to the Company, to: Duncan Capital Financial Group, Inc., 830 Third Avenue, New York, NY 10022, Attention: Michael Crow, and to: Cohen Tauber Spievack & Wagner LLP, 420 Lexington Avenue, Suite 2400, New York, NY 10170, fax no. 212 586 5095, attention: Adam Stein, Esq.

      (B) Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties' respective successors, permitted assigns, and heirs and legal representatives. This Agreement may be assigned to, and thereupon shall inure to the benefit of, any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law. This Agreement is a personal services contract and may not be assigned by Executive nor may the duties of Executive hereunder be delegated by Executive to any other person.

      (C) Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.

      (D) No Waiver. The failure of a party to insist upon strict adherence to any term of


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

this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

      (E) Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. All disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. The arbitration hearing shall be held in New York, New York and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association pursuant to its rules on selection of arbitrators. Any arbitrator selected shall have reasonable experience as an arbitrator relating to the dispute at issue. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than thirty days after the hearing. All discovery disputes shall be resolved by the arbitrator. The parties shall use all reasonable efforts to keep arbitration costs to a minimum.

      (F) Counterparts. This Agreement may be executed in counterparts, both of which shall be considered an original, but both of which together shall constitute the same instrument.

      (G) Entire Agreement; Amendment. This Agreement contains the complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all prior agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                            DUNCAN CAPITAL FINANCIAL GROUP, INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:


                                            ------------------------------------
                                            RICHARD E. STIERWALT

                [SIGNATURE PAGE - STIERWALT EMPLOYMENT AGREEMENT]


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